Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form F-10) (the “Registration Statement”) of our report dated March 25, 2009 with respect to the consolidated balance sheets of the Corporation as at December 31, 2008 and 2007, and the consolidated statements of shareholders’ equity, operations and deficit and cashflows for each of the years in the three period ended December 31, 2008, included in the Annual Report (Form 40-F) for 2008 filed with the Securities and Exchange Commission on March 31, 2009 and our report dated July 27, 2009 with respect to the reconciliation to United States generally accepted accounting principles of the consolidated balance sheets of the Corporation as at December 31, 2008 and 2007, and the consolidated statements of shareholders’ equity, operations and deficit and cashflows for each of the years in the three period ended December 31, 2008, included in the Foreign Issuer Report (Form 6-K) filed with the Securities and Exchange Commission on July 27, 2009.

We also hereby consent to the use of our firm name under the section headings “Interests of Experts” and “Documents Filed as a Part of the Registration Statement” in the prospectus contained in the Registration Statement.

ERNST & YOUNG LLP
Chartered Accountants
Vancouver, B.C. Canada
August 17, 2009